Amended and Restated
                        MONARCH CASINO & RESORT, INC.
                      1993 Directors' Stock Option Plan
              Adopted by the Board of Directors June 15, 1993
            Amended by the Board of Directors September 14, 1993
                 Approved by the Stockholders June 15, 1994
               Amended by the Board of Directors May 14, 1997


1.     Purpose

     The Monarch Casino & Resort, Inc. 1993 Directors' Stock Option Plan (the "Plan") is intended to promote the interests of Monarch Casino & Resort, Inc. (the "Corporation") and its subsidiaries by offering members of the Board of Directors of the Corporation who are not employed as regular salaried officers or employees of the Corporation or any of its subsidiaries (hereinafter referred to as "Non-Employee Directors" or "Optionees") the opportunity to participate in a stock option plan in order to encourage Non-Employee Directors to take a long term view of the affairs of the Corporation; to attract and retain new top-notch Non-Employee Directors; and to aid in rewarding Non-Employee Directors for their services to the Corporation.

2.     Administration

     The Plan shall be administered by a Committee (the "Committee") of not less than two Directors of the Corporation who are not eligible to participate under the Plan, selected by and serving at the pleasure of its Board of Directors (the "Board").

     The Committee shall have the authority to otherwise interpret the Plan and make all determinations necessary or advisable for its administration.

     The Committee's decisions under the Plan shall be subject to the approval of the Board

3.     Eligibility

     Only Non-Employee Directors will be eligible to be granted awards.

4.     Stock Subject to the Plan

     The stock from which awards may be granted shall be the Corporation's $.01 par value Common Stock ("Common Stock"). When options are exercised, the Corporation may either issue authorized but unissued shares of Common Stock or transfer issued shares of Common Stock held in its treasury. The total number of shares of Common Stock which may be granted as stock options shall not exceed 75,000. If an option expires, or is otherwise terminated prior to its exercise, the Common Stock covered by such an option immediately prior to such expiration or other termination shall continue to be available for grant under the Plan.

5.     Grant and Amount of Options

     5.1.     Basic Grant

     The date of the initial option grant for a Non-Employee Director serving his or her term upon approval of the Plan shall be the date that the Plan is approved by the stockholders. The date of the initial option grant for a Non-Employee Director commencing his or her term shall be the date that he or she becomes a member of the Board of Directors.

     The initial option grant shall be to purchase 2 400 shares of Common Stock (subject to adjustment per Section 7).

     All annual awards of options shall be granted immediately following the close of the annual stockholders' meeting, with the first annual grant effective at the 1994 annual stockholders' meeting. All annual awards of such option grants will be to purchase 2,400 shares of Common Stock (subject to adjustment per Section 7) for five years following election to the Board.

     5.2.     Discretionary Grants

     The Committee may recommend discretionary grants of options on terms deemed appropriate by the Committee, subject to the approval of the Board.

6.     Terms and Conditions of Options

     Options shall be designated non-qualified options or not qualified as Incentive Stock Options under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be evidenced by written instruments approved by the Committee. Such instruments shall conform to the following terms and conditions.

     6.1.     Option Price

     The option price shall be not less than the fair market value of the shares of Common Stock under option. The fair market value per share shall be the last reported sale price of the stock on such date on the NASDAQ National Market System, or on such other stock exchange that the stock may be listed from time to time. The option price shall be paid (i) in cash or (ii) in shares of Common Stock of the Corporation having a fair market value equal to such option price or (iii) in a combination of cash and shares of Common Stock. The fair market value of shares of Common Stock delivered to the Corporation pursuant to the immediately preceding sentence shall be determined on the basis of the last reported sale price of the stock on the NASDAQ National Market System on the day next preceding the day of exercise on which there was such a sale.

     6.2.     Exercise and term of options

     Each option shall be exercisable six months and one day after the date of grant.

     Except in special circumstances or as provided in Discretionary Grants pursuant to Section 5.1 hereof, each option shall expire the latter of the fifth anniversary of the date of its grant or nine months after the Non-Employee Director retires, whichever occurs first.

     After becoming exercisable, each option shall remain exercisable until expiration or termination of the option. After becoming exercisable an option may be exercised by the Optionee from time to time, in whole or part, up to the total number of shares with respect to which it is then exercisable. The Committee may provide that payment of the option exercise price may be made following delivery of the certificate for the exercised shares.

     Upon the exercise of a stock option, the purchase price will be payable in full in cash or its equivalent in property acceptable to the Corporation. In the discretion of the Committee, the purchase price may be paid by the assignment and delivery to the Corporation of shares of Common Stock or a combination of cash and such shares equal in value to the purchase price. Any shares of Common Stock so assigned and delivered to the Corporation in payment or partial payment of the purchase price will be valued at Fair Market Value on the exercise date. Upon the exercise of a non-qualified stock option, the Corporation shall withhold from the shares of Common Stock to be issued to the eligible Optionee the number of shares necessary to satisfy the Corporation's obligation to withhold Federal taxes, such determination to be based on the shares' Fair Market Value on the date of exercise.

     6.3.     Termination of Directorship

     If an Optionee ceases, other than by reason of death or retirement to be elected to serve on the Board of Directors, all options granted to such Optionee and exercisable on the date of termination of Directorship shall expire on the earlier of (i) the fifth anniversary after the date of grant or
(ii) nine months after the day such Optionee's term ends.

     6.4.     Exercise upon death of optionee

     If an Optionee dies, the option may be exercised, to the extent of the number of shares that the Optionee could have exercised on the date of such death, by the Optionee's estate, personal representative or beneficiary who acquires the option by will or by the laws of descent and distribution. Such exercise may be made at any time prior to the earlier of (i) the fifth anniversary after the date of grant or (ii) the second anniversary of such Optionee's death. On the earlier of such dates, the option shall terminate. The Committee may approve all cash payments to the estate of an Optionee if circumstances warrant such a decision.

     6.5.     Assignability

     No option shall be assignable or transferable by the Optionee except by will or by the laws of descent and distribution and during the lifetime of the Optionee the option shall be exercisable only by such Optionee.

7.     Capital Adjustments

     The number and price of shares of Common Stock covered by each award of options and the total number of shares that may be granted under the Plan shall be proportionally adjusted to reflect, as deemed equitable and appropriate by the Committee and subject to any required action by the stockholders, any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change.

8.     Change of Control

     Notwithstanding the provisions of Section 6, in the event of a change of control, all vesting on all unexercised stock options will accelerate to the change of control date. For purposes of this Plan, a "Change of Control" of the Corporation shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25 0% or more of the combined voting power of the Corporation's outstanding securities ordinarily having the right to vote at the election of directors; or (b) individuals who constitute the Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by at least a majority of the directors comprising the Incumbent Board, or whose nomination for election was approved by a majority of the Board of Directors of the Corporation serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as he or she were a member of the Incumbent Board; or (c) merger, consolidation or sale of all or substantially all the assets of the Corporation occurs, unless such merger or consolidation shall have been affirmatively recommended to the Corporation's stockholders by a majority of the Incumbent Board; or (d) a proxy statement soliciting proxies from stockholders of the Corporation by someone other than the current management of the Corporation seeking stockholder approval of a plan or reorganization, merger or consolidation of the Corporation with one or more corporations as a result of which the outstanding shares of the Corporation's securities are actually exchanged for or converted into cash or property or securities not issued by the Corporation unless the reorganization, merger or consolidation shall have been affirmatively recommended to the Corporation's stockholders by a majority of the Incumbent Board.

9.     Approvals

     The issuance of shares pursuant to this Plan is expressly conditioned upon obtaining all necessary approvals from the Nevada Gaming Commission and upon obtaining stockholder approval of the Plan.

10.     Effective Date of Plan

     The effective date of the Plan is June 14, 1993.

11.     Term: Amendment of Plan

     This Plan shall expire on June 13, 2003 (except to options outstanding on that date). The Board may terminate the Plan at any time. The Board may amend the Plan at any time, provided however, the provisions of Section 5 pertaining to the amount of options to be granted and the timing of such option grants and the provisions of Section 6.1 pertaining to the option price of the Common Stock under option shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code or the rules thereunder. Further provided however, that, without the approval of the holders of a majority of the outstanding shares of Common Stock; the total number of shares that may be sold, issued or transferred under the Plan may not be increased (except by adjustment pursuant to Section 7); the provisions of Section 3 regarding eligibility may not be modified; the purchase price at which shares may be offered pursuant to options may not be reduced (except by adjustment pursuant to Section 7); and the expiration date of the Plan may not be extended and no change may be made which would cause the Plan not to comply with Rule 1 6b-3 of the Exchange Act, as amended from time to time. No action of the Board or stockholders, however, may, without the consent of an Optionee, alter or impair such Optionee's rights under any option previously granted.

12.     Withholding Taxes

     The Corporation shall have the right to deduct withholding taxes from any payments made pursuant to the Plan or to make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold Federal, state or local income or other taxes incurred by reason of payments or the issuance of shares of Common Stock under the Plan. Whenever under the Plan, shares of Common Stock are to be delivered upon exercise of an option, the Committee shall be entitled to require as a condition of delivery that the grantee remit an amount sufficient to satisfy all Federal, state and other government withholding tax requirements related thereto.

13.     Plan Not A Trust

     Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and any Optionee, the executor, administrator or other personal representative, or designated beneficiary of such Optionee, or any other persons. Any reserves that may be established by the Corporation in connection with the Plan shall continue to be part of the general funds of the Corporation and no individual or entity other than the Corporation shall have any interest in such funds until paid to an Optionee. If and to the extent that any Optionee or such Optionee's executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Corporation pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.

14.     Notices

     Each Optionee shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of agreements, Common Stock and cash pursuant to the Plan. Any notices required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Optionee furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification if such notice is not required under the terms of the Plan or any applicable law.

15.     Separability of Provisions

     If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

16.     Payment to Minors, etc.

     Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Corporation and other parties with respect thereto.

17.     Headings and Captions

     The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

18.     Controlling Law

     This Plan shall be construed and enforced according to the laws of the State of Nevada to the extent not preempted by Federal law, which shall otherwise control.